INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of OrthoLogic Corp. ("OrthoLogic") on Form S-8 of our report dated March 12, 1997, appearing in the Annual Report on Form 10-K of OrthoLogic for the year ended December 31, 1996, our report dated May 8, 1997 (relating to the financial statements as of December 31, 1996 and for the year then ended) of net assets of Danninger Medical Technology, Inc. and Danninger Healthcare, Inc. to be acquired by OrthoLogic appearing in Form 8-K/A Amendment No. 1 of OrthoLogic, and our report dated June 10, 1997 (relating to the consolidated financial statements as of February 28, 1997 and for the period from June 1, 1996 to February 28, 1997) of Toronto Medical Corp. and its subsidiaries appearing in Form 8-K/A Amendment No. 2 of OrthoLogic.


/s/ Deliotte & Touche LLP
DELOITTE & TOUCHE LLP
Phoenix, Arizona

September 10, 1997